Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Uranium Energy Corp. on Form S-3 of our report dated February 18, 2010 relating to the combined financial statements of the operations to be acquired by Uranium Energy Corp. appearing in the Current Report on Amendment No. 2 to Form 8-K of Uranium Energy Corp. filed with the Securities and Exchange Commission on November 22, 2010 and to the reference to us under the heading "Interests of Named Experts and Counsel" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Vancouver, Canada
August 19, 2011